EXHIBIT 1
                                                              to AMENDMENT NO. 4
                                                                 to SCHEDULE 13D

                        BindView Development Corporation

                                  Common Stock

                               PURCHASE AGREEMENT

                                                                 August 18, 1999

CIBC World Markets Corp.
One World Financial Center
New York, New York 10281

Ladies and Gentlemen:

         Each of General Atlantic Partners 44, L.P., a limited partnership organized under the laws of Delaware ("GAP 44"), GAP Coinvestment Partners, L.P. ("GAPCo."), a limited partnership organized under the laws of New York, and JMI Equity Fund III, L.P., a limited partnership organized under the laws of Delaware ("JMI") (the "Selling Stockholders"), propose, subject to the terms and conditions contained herein, to severally sell to you ("CIBC"), 1,007,781 shares, 246,651 shares and 900,000 shares, respectively (the "Shares"), of the Common Stock no par value per share (the "Common Stock"), of BindView Development Corporation, a corporation organized under the laws of Texas (the "Company").

         1. Sale and Purchase of the Shares.

         On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Agreement:

                  (a) GAP 44 agrees to sell to CIBC, and CIBC agrees to purchase from GAP 44, at a net price of $19.25 per share (the "Price") 1,007,781 Shares;

                  (b) GAPCo. agrees to sell to CIBC, and CIBC agrees to purchase from GAPCo., at the Price, 246,651 Shares; and

                  (c) JMI agrees to sell to CIBC, and CIBC agrees to purchase from JMI, at the Price, 900,000 Shares.

         2. Delivery and Payment. Delivery by the Selling Stockholders of the Shares to CIBC for its account, and payment of the purchase price by wire transfer of immediately available funds to the Selling Stockholders for the Shares purchased from the Selling Stockholders, against delivery of the respective certificates therefor to CIBC, shall take place at the offices of CIBC World Markets Corp., One World Financial Center, New York, New York 10281, at 10:00 a.m., New York City time, on the third business day following the date of this Agreement, or at such time on such other date, not later than 10 business days after the date of this Agreement, as shall be agreed upon by the Selling Stockholders and CIBC (such time and date of delivery and payment are called the "Closing Date").

         3. Representations and Warranties of the Selling Stockholders. Each of GAP 44, GAPCo. and JMI hereby severally and not jointly represents and warrants to CIBC as follows:

                  (a) This Agreement has been duly authorized, executed and delivered by it and, assuming due authorization, execution and delivery by CIBC, constitutes its valid and legally binding agreement, enforceable against it in accordance with its terms.

                  (b) The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement (i) will not contravene any provision of applicable law, statute, regulation, or any agreement or other instrument binding upon it or any judgment, order or decree of any governmental body, agency or court having jurisdiction over it or (ii) does not require any consent, approval, authorization or order of or registration or filing with any court or governmental agency or body having jurisdiction over it, except such as may be required by applicable securities laws and have been obtained or made.

                  (c) It has, and on the Closing Date will have, valid and marketable title to the Shares to be sold by it free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer, contractual or otherwise.

                  (d) It has, and on the Closing Date will have, full legal right and power to sell, assign, transfer and deliver the Shares to be sold by it to CIBC in the manner provided by this Agreement.

                  (e) Upon delivery of and payment for the Shares to be sold by such Selling Stockholder pursuant to this Agreement, CIBC will receive valid and marketable title to such Shares free and clear of any lien, claim, security interest or other encumbrance.

                  (f) The sale of Shares by it pursuant to this Agreement is not prompted by its knowledge of any material information concerning the Company or its Subsidiaries which is not set forth in the Registration Statement on Form S-3 (SEC File No. 333-84267) (the "Registration Statement") and related Prospectus, as amended or supplemented prior to the Closing Date (the "Prospectus"), covering the transactions contemplated hereby.

         4. Conditions of the CIBC Obligations. The obligation of CIBC to purchase the Shares is subject to each of the following terms and conditions:

                  (a) Notification that the Registration Statement has become effective shall have been received by CIBC and a Prospectus Supplement in form and substance reasonably satisfactory to CIBC setting forth, among other things, the terms of the sale and plan of distribution of the Shares and naming CIBC as an additional selling shareholder shall have been timely filed with the Commission pursuant to Rule 424 (b) under the Securities Act of 1933, as amended.

                  (b) No order preventing or suspending the use of the Prospectus (and Prospectus Supplement) shall have been or shall be in effect and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Securities and Exchange Commission (the "Commission"), and any requests for additional information on the part of the Commission (to be included in the Registration Statement or the Prospectus or otherwise) shall have been complied with to the satisfaction of the Commission and CIBC.

                  (c) The several representations and warranties of the Selling Stockholders contained in this Agreement shall be true and correct when made and on and as of the Closing Date as if made on such date. The Selling Stockholders shall have performed all covenants and agreements to be performed by them and all the conditions contained in this Agreement required to be performed or satisfied by the Selling Stockholders shall be satisfied at or before such Closing Date.

         5. Termination. This Agreement may be terminated with respect to the Shares to be purchased on the Closing Date by CIBC by notifying the Selling
Stockholders:

                  (a) in the discretion of CIBC at any time on or before the Closing Date: (i) if on or prior to such date, any domestic or international event or act or occurrence or change in general political or economic conditions has materially disrupted the securities markets in the United States such as to make it, in the judgment of CIBC, inadvisable or impracticable to resell the Shares; (ii) if there has occurred any new outbreak or material escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the judgment of CIBC, inadvisable to proceed with the transactions contemplated hereby; (iii) if trading in the Shares has been suspended by the Commission or trading generally on the New York Stock Exchange, Inc., on the American Stock Exchange, Inc. or the Nasdaq National Market has been suspended or limited, or minimum or maximum ranges for prices for securities shall have been fixed, or maximum ranges for prices for securities have been required, by said exchanges or by order of the Commission, the National Association of Securities Dealers, Inc., or any other governmental or regulatory authority; or (iv) if a banking moratorium has been declared in the State of New York by the State of New York or Federal authority; or

                  (b) at or before the Closing Date, that any of the conditions specified in Section 4 shall not have been fulfilled when and as required by this Agreement.

         6. Miscellaneous. The respective representations, warranties and agreements of the Selling Stockholders and of CIBC set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of CIBC or the Selling Stockholders or any of their respective officers, directors or affiliates and shall survive delivery of and payment for the Shares.

         This Agreement has been and is made for the benefit of CIBC and the Selling Stockholders and their respective successors and assigns and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successors and assigns" shall not include any purchaser of Shares from CIBC merely because of such purchase.

         All notices and communications hereunder shall be in writing and mailed or delivered or made by telephone or telegraph if subsequently confirmed in writing, (a) if to CIBC, c/o CIBC World Markets Corp., One World Financial Center, New York, New York 10281, Telecopy: (212) 667-5730, Attention: William Schreier, with a copy to Howard L. Shecter, Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 and (b) if to the Selling Stockholders, (i) if to GAP 44 or GAPCo., c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830, Telecopy: (203) 622-8818, Attention: Peter L. Bloom and Mr. Thomas J. Murphy, and (ii) if to JMI, c/o JMI Equity Fund III, L.P., 12860 High Bluff Road, Suite 200, San Diego, California 92130, Telecopy: (619) 259- 4843, Attention: Charles E. Noell, III.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         Please confirm that the foregoing correctly sets forth the agreement among us.

                                        Very truly yours,

                                        GENERAL ATLANTIC PARTNERS 44, L.P.

                                        By: GENERAL ATLANTIC PARTNERS, LLC,

                                            Its General Partner

                                            By: /s/ Thomas J. Murphy
                                            ------------------------
                                            Name:  Thomas J. Murphy
                                            Title: Attorney-In-Fact

                                            GAP COINVESTMENT PARTNERS, L.P.

                                            By: /s/ Thomas J. Murphy
                                            ------------------------
                                            Name:  Thomas J. Murphy
                                            Title: Attorney-In-Fact

                                            JMI EQUITY FUND III, L.P.

                                            By: JMI ASSOCIATES III, L.L.C.

                                            Its General Partner

                                            By: /s/ Charles Noell III
                                            -------------------------
                                            Name:  Charles Noell III
                                            Title: Managing Member

                                            CIBC WORLD MARKETS CORP.

                                            By: /s/ William S. Schreier
                                            ---------------------------
                                            Name:  William S. Schreier
                                            Title: Managing Director